Exhibit 99.1
HEARTWARE INTERNATIONAL REPORTS
FOURTH QUARTER 2010 REVENUES OF $20.9 MILLION;
71% INCREASE FROM $12.2 MILLION IN FOURTH QUARTER 2009
— Full year 2010 revenues of $55.2 million; more than double $24.2 million in 2009—
— Conference call today at 8:00 a.m. U.S. ET —
Framingham, Mass. and Sydney, Australia, February 24, 2011 — HeartWare International, Inc. (NASDAQ: HTWR; ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced revenues of $20.9 million for the fourth quarter ended December 31, 2010. This compares to $12.2 million in revenues for the fourth quarter of 2009, and revenues of $13.8 million in the third quarter of 2010. For the 2010 fiscal year, the Company generated revenues of $55.2 million, compared with $24.2 million in 2009.
“Our results for 2010 reflect increasing demand throughout the year, particularly in the fourth quarter during which we saw the largest number of units sold — 236 pumps worldwide — of the HeartWare® Ventricular Assist System in any quarter to date,” explained Doug Godshall, President and Chief Executive Officer. “The international markets accounted for approximately 69 percent of our revenues for the quarter, as we increased the number of implanting sites to 47 hospitals, from only 16 at the start 2010.
“In the U.S., the rate of implant procedures remained variable, as hospital sites went through the re-initiation process to participate in the second allotment of 54 patients granted by the Food and Drug Administration (FDA) in September under the Continued Access Protocol (CAP) for our bridge-to-transplant clinical study,” Mr. Godshall added. “In our 450-patient destination therapy study, we now have 30 of the planned 50 U.S. sites approved for implantation, and 78 patients have been randomized and enrolled in the study to date.”
Total operating expenses for the fourth quarter of 2010 were $18.9 million, compared to $9.8 million in the prior year period. Research and development expense was $11.5 million for the fourth quarter of 2010, primarily attributable to costs associated with the Company’s Pre-Market Approval (PMA) application, which was submitted to the FDA for a bridge-to-transplant indication in late December 2010, together with increased expenditure on HeartWare’s pipeline technologies. Selling, general and administrative expenses were $7.4 million in the fourth quarter of 2010. For the full fiscal year of 2010, total operating expenses were $59.8 million compared to $31.5 million for the same period of 2009. The increases described above also reflect ongoing expansion of commercialization activities in Europe and other countries outside the U.S., additional investment in HeartWare’s technology pipeline and increased recruitment for key positions to meet rising demand for the Company’s products and the need to support clinicians in a larger number of centers.
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Net loss for the fourth quarter of 2010 was $7.0 million, or a $0.51 loss per basic and diluted share, compared to a $1.9 million net loss, or a loss of $0.17 per basic and diluted share, in the fourth quarter of 2009. For the full fiscal year 2010, the Company recorded a net loss of $29.4 million, or a $2.17 loss per basic and diluted share, compared to a $20.9 million net loss, or a loss of $2.15 per basic and diluted share, in 2009.
“Today, nearly 900 advanced heart failure patients globally have received the HVAD® pump,” added Mr. Godshall. “Our current priorities include: working to obtain FDA approval for our PMA submission for BTT; initiation of all 50 sites in our destination therapy trial; expanding our international footprint and preparing our next generation, miniaturized MVAD® pump for Good Laboratory Practice (GLP) animal studies, which are expected to commence this quarter.”
At December 31, 2010, the Company’s balance sheet showed $217.5 million in cash, cash equivalents and investments. This compares to approximately $50.8 million in cash and cash equivalents at December 31, 2009, and reflects incorporation of proceeds from the Company’s common stock and convertible notes public offerings in 2010.
HeartWare will host a conference call on Thursday, February 24, 2011 at 8:00 a.m. U.S. Eastern Standard Time (being midnight Australian Eastern Daylight Time, between February 24 and February 25, 2011) to discuss the Company’s financial results, highlights from the quarter and full year, and business outlook. The call may be accessed by dialing 1-877-941-2322 five minutes prior to the scheduled start time and referencing “HeartWare.” For callers outside the United States, dial +1-480-629-9715. Doug Godshall, President and Chief Executive Officer and David McIntyre, Chief Financial Officer and Chief Operating Officer, will host the conference call.
A live webcast of the call will also be available at the Company’s website (www.heartware.com) by selecting “HeartWare Fourth Quarter Conference Call” under the section titled “Corporate Presentations” on the Home Page. A replay of the conference call will be available through the above weblink immediately following completion of the call.
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About HeartWare International
HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has received CE Marking for the HeartWare System in the European Union. The device is currently the subject of United States clinical trials for two indications: bridge-to-transplant under a continued access protocol and destination therapy. For additional information, please visit www.heartware.com.
HeartWare International, Inc. is a member of the Russell 2000 ® and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.
HEARTWARE, HVAD, MVAD and HeartWare logos are registered trademarks of HeartWare, Inc.
Forward-Looking Statements
This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the timing and progress of, and presentation of data related to, clinical trials, expected timing of FDA regulatory filings, FDA acceptance of our filings and research and development activities. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility the FDA does not accept our PMA application or approve the marketing of the HeartWare® Ventricular Assist System in the U.S., and those described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We may update our risk factors from time to time in “Part II, Item 1A “Risk Factors” in our Quarterly Reports on Form 10-Q, Form 8-K, or other current reports, as filed with the Securities and Exchange Commission.
For further information:
Christopher Taylor
HeartWare International, Inc.
Email: ctaylor@heartwareinc.com
Phone: +1 508 739 0864
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HEARTWARE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues, net	$20,887	$12,219	$55,164	$24,172
Cost of revenues	8,465	6,809	24,441	13,211

Gross profit	12,422	5,410	30,723	10,961

Operating expenses:
Selling, general and administrative	7,404	4,723	26,642	16,444
Research and development	11,528	5,073	33,108	15,067

Total operating expenses	18,932	9,796	59,750	31,511

Loss from operations	(6,510)	(4,386)	(29,027)	(20,550)

Other income (expense), net	(516)	2,475	(370)	(359)

Net loss	$(7,026)	$(1,911)	$(29,397)	$(20,909)

Net loss per common share — basic and diluted	$(0.51)	$(0.17)	$(2.17)	$(2.15)

Weighted average shares outstanding — basic and diluted	13,873,547	11,369,289	13,569,876	9,713,925

HEARTWARE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$192,148	$50,835
Short-term investments, net	21,330	—
Accounts receivable, net	19,053	11,385
Inventories, net	15,077	8,871
Prepaid expenses and other current assets	2,406	1,663

Total current assets	250,014	72,754
Property, plant and equipment, net	7,484	3,719
Other intangible assets, net	1,596	1,192
Long-term investments, net	4,006	—
Deferred financing costs, net	2,939	—
Restricted cash	1,538	288

Total assets	$267,577	$77,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,890	$3,122
Accrued expenses and other current liabilities	7,001	3,848

Total current liabilities	10,891	6,970
Convertible senior notes, net	88,922	—
Stockholders’ equity	167,764	70,983

Total liabilities and stockholders’ equity	$267,577	$77,953

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